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TO THE SECRETARY OF
AMERICAN ENTERPRISE LIFE INSURANCE COMPANY


By Resolution received by the Secretary on July 15, 1987, the Board of Directors of American Enterprise Life Insurance Company:

      RESOLVED, That American Enterprise Life Insurance Company, pursuant to the provisions of Section 27-1-51 Section 1 Class 1(c) of the Indiana Insurance Code, established a separate account designated American Enterprise Variable Annuity Account, to be used for the Corporation's Variable Annuity contracts; and

      RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future as they determine to be appropriate; and

      RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As President of American Enterprise Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, ten additional subaccounts within the separate account to invest in the following funds or portfolios:

      IDS Life Growth Dimensions Fund

      OCC Accumulation Trust Small Cap Portfolio

      OCC Accumulation Trust Equity Portfolio

      Oppenheimer Variable Account Growth Fund

      Oppenheimer Variable Account High Income Fund

      AIM V.I. International Equity Fund

      AIM V.I. Value Fund

      AIM V.I. Growth and Income Fund

      Janus Aspen Series Worldwide Growth Portfolio

      Janus Aspen Series Balanced Portfolio

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In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of American Enterprise Life Insurance Company, the Unit Investment Trust comprised of American Enterprise Variable Annuity Account and consisting of 16 subaccounts is hereby reconstituted as American Enterprise Variable Annuity Account consisting of 26 subaccounts.



/s/  Douglas L. Forsberg
     Douglas L. Forsberg


Received by the Secretary



/s/ William A. Stoltzmann
    William A. Stoltzmann


Date:  8-21-97